Exhibit 5.1

August 6, 2020

Ranpak Holdings Corp.
7990 Auburn Road

Concord Township, OH 44077

Ladies and Gentlemen:

We have acted as special counsel to Ranpak Holdings Corp., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-4 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to (i) the proposed offer to holders of the Company’s (a) warrants sold as part of the units in the initial public offering (“IPO”) (whether they were purchased in the IPO or thereafter in the open market) or initially issued to the anchor investors and the BSOF entities in connection with the IPO that have been transferred to any person other than permitted transferees (the “public warrants”), (b) warrants issued to the anchor investors and the BSOF entities in a private placement in connection with the closing of the IPO that have not become public warrants under the warrant agreement, dated as of January 17, 2018 (the “Warrant Agreement”) as a result of being transferred to any person other than permitted transferees (the “private placement warrants”) and (c) warrants to purchase Class A common stock or Class C common stock, as applicable, issued to the equity financing sources pursuant to the equity financing agreements and the reallocation agreement, unless the context otherwise requires (the “forward purchase agreements”, together with the public warrants and the private placement warrants, the “Warrants”) to exchange 0.22 shares of class A common stock, par value $0.0001 per share, of the Company (“Class A common stock”) for each Warrant (together with any amendments, supplements or extensions thereof, the “Exchange Offer”) and (ii) the solicitation of consents from the holders of public warrants and the forward purhcase warrants (together, the “consent warrants”) to amend the Warrant Agreement (the “Warrant Amendment”), which governs all of the Warrants, to permit the Company to require that each Warrant that is outstanding upon the closing of the Offer be converted into 0.198 shares of Class A common stock. The shares of Class A common stock issuable upon exchange of the Warrants pursuant to the Exchange Offer and the Warrant Amendment are referred to herein as the “Shares.”

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Exchange Offer and the Warrant Amendment, will be validly issued, fully paid and non-assessable.

In connection with the opinions expressed above, we have assumed that (i) the Registration Statement shall have been declared effective and such effectiveness shall not have been suspended; (ii) the Warrant Agreement is a valid, binding and enforceable agreement of each party thereto (other than as expressly covered above in respect of the Company); and (iii) there shall not have occurred any change in law affecting the validity or enforceability of any of the Shares.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours, /s/ Davis Polk & Wardwell LLP